Exhibit 99.1

BANK OF THE CAROLINAS CORPORATION COMPLETES $45.8 MILLION PRIVATE PLACEMENT

For Immediate Release

MOCKSVILLE, NC (July 15, 2014) — Bank of the Carolinas Corporation (the “Company”) (OTCQB: BCAR) announced the successful completion of the private placement of 458,132,991 shares of newly issued common stock at a price of 10 cents per share to institutional and accredited investors. The Company intends to use the proceeds of the private placement to repurchase preferred stock and other obligations of the Company, and to restore its banking subsidiary to well-capitalized status.

The Company plans to use approximately $34.8 million of the proceeds from the private placement to inject new capital into its bank subsidiary, Bank of the Carolinas. After the capital infusion, the bank’s regulatory leverage capital ratio is expected to be approximately 10%, which is considered well-capitalized. The new capital will satisfy a requirement of the consent order issued by the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks in 2011.

In connection with the private placement, the Company plans to repurchase all of its Series A Cumulative Perpetual Preferred Stock issued through the Troubled Asset Relief Program (“TARP”) from the U.S. Treasury. The Company also plans to repurchase all of its Floating Rate Trust Preferred Securities and a subordinated note from the holders of those securities. Following the private placement and the planned repurchase of TARP, trust preferred securities and the subordinated note, Bank of the Carolinas Corporation would no longer have any preferred stock or debt obligations outstanding.

Stephen R. Talbert, Chief Executive Officer of the Company, commented, “The private placement is the culmination of four years of effort by many individuals working tirelessly on behalf of the Company. We are pleased that the capital raised in the private placement will enable Bank of the Carolinas to continue to fulfill its mission to provide banking services to the customers and communities it serves.”

FIG Partners, LLC served as placement agent for the transaction, and The Hutchison Company served as the Company’s financial advisor. Wyrick Robbins Yates & Ponton LLP acted as legal counsel to the Company, and Alston + Bird LLP acted as legal counsel to FIG Partners.

ABOUT BANK OF THE CAROLINAS CORPORATION

Bank of the Carolinas Corporation is the holding Company for Bank of the Carolinas, a North Carolina chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Concord, Harrisburg, Landis, Lexington and Winston-Salem. The common stock of the Company is quoted under the symbol “BCAR” on the OTCQB marketplace operated by OTC Markets Group Inc.

For further information contact:

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

(336) 751-5755

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the SEC’s Internet website at www.sec.gov. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “feels,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Factors that could influence the accuracy of forward-looking statements include, but are not limited to (a) pressures on our earnings, capital and liquidity resulting from current and future conditions in the credit and capital markets, (b) continued or unexpected increases in nonperforming loans and credit losses in our loan portfolio, (c) continued adverse conditions in the economy and in the real estate market in our banking markets (particularly those conditions that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of collateral that secures our loans), (d) the financial success or changing strategies of our customers, (e) actions of government regulators, or change in laws, regulations or accounting standards, that adversely affect our business, (f) changes in the interest rate environment and the level of market interest rates that reduce our net interest margins and/or the values of loans we make and securities we hold, (g) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against other financial institutions in our banking markets, and (h) other developments or changes in our business that we do not expect. Although we believe that the expectations reflected in the forward-looking statements included in this press release are reasonable, they represent our management’s judgments only as of the date they are made, and we cannot guarantee future results, levels of activity, performance or achievements. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.